Exhibit 10.1

TransDigm Announces Retirement of President and Chief Operating Officer

Raymond F. Laubenthal and Revised Senior Operating Management Responsibilities

CLEVELAND, October 13, 2014 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) today announced the retirement of President and Chief Operating Officer Raymond F. Laubenthal. To ensure a smooth transition, Mr. Laubenthal will stay on with TransDigm for a transition period expected to be through December 31, 2014. The Board intends to appoint Mr. Laubenthal as an additional member of the Board of Directors of the Company following his retirement.

The operational responsibilities for TransDigm’s business groups previously held by Mr. Laubenthal will be divided between two executives. Robert Henderson will be the Chief Operating Officer — Airframe Group and Kevin Stein will be the Chief Operating Officer — Power Group.

Robert Henderson, the new COO of the Company’s Airframe business group, has been a key member of the TransDigm management team for the last 20 years. He has also been a significant partner in the Company’s growth and brings a unique understanding of TransDigm’s culture, history and value creation process. Mr. Henderson has been closely involved in most major decisions and activities at TransDigm for many years. He has been an Executive Vice President for the last nine years and responsible for a broad range of the Company’s businesses. He has overseen the integration of numerous acquisitions over that period. Prior to that, Mr. Henderson was President of AdelWiggins Group and President of Marathon Power Systems, both stand-alone business units of TransDigm.

Kevin Stein, the new COO of the Company’s Power business group, joins TransDigm after five years as an Executive Vice President of Precision Castparts Corporation (NYSE: PCP). Mr. Stein was most recently Executive Vice President of PCP and President of the $1.5 billion revenue multi-unit Aerospace Structural Casting and Ring Forging business segment. Prior to that he was President of the $1.5 billion revenue multi-unit PCP Aerospace Fastener business. Mr. Stein’s prior experiences included President of the Cooper Industries Bussman circuit protection and power conditioning business, and General Manager of the Tyco Electronics Raychem circuit protection business.

W. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm Group Incorporated, stated, “Ray has been an integral part of the long-term value creation at TransDigm and one of my key partners in building TransDigm to the business it is today. He has been a key contributor and/or participant in most major activities and decisions over the last 21 years. During Ray’s tenure as COO, the Company has made and integrated approximately 24 acquisitions and increased both revenues and EBITDA by over six times — a truly outstanding job. We look forward to having Ray continue to contribute to the growth of TransDigm as a member of the Company’s Board.”

Mr. Howley further stated, “Bob and Kevin bring a unique mix of experience in a broad range of aerospace businesses to their new roles. They are both experienced senior executives with proven records of successfully operating and integrating engineered aerospace businesses. When combined with our strong cadre of long experienced group executives and operating unit presidents, I’m confident that they will continue to create the kind of value that has been the long-term hallmark of TransDigm.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Contact:	Liza Sabol
InvestorRelations
(216)706-2945
ir@transdigm.com

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